EXECUTION COPY

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "**Agreement**") is made and entered into as of this 12th day of June, 2009 (the "**Effective Date**"), by and among Webdigs, Inc., a Delaware corporation (the "**Purchaser**"), and Iggys House, Inc., a Delaware corporation ("**Seller**").

RECITALS

A. Seller operated an online real estate brokerage business that provided innovative buy-side real estate services permitting customers to share commissions, seller-side listing services and other services (the "**Business**"); and

B. Seller desires to sell, and Purchaser desires to purchase, certain of the assets of Seller related to the Business, all on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts and premises hereby made a part of this Agreement, and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, mutually agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, at and as of the Closing Date (as defined below), all right, title, and interest in and to the following assets and property associated with, related to or used in conjunction with the Business and existing on the Closing Date (collectively, "**Assets**"):

(a) The hardware equipment and inventory and other personal property assets identified in Schedule 1.1 (the "**Equipment**");

(b) All interests of Seller in the trade names, trade marks, certification marks, service names, service marks, business names, logos, designs, inventions, know-how, software, software licenses, technology, patents, copyrights, websites, domain names, phone/fax numbers, email addresses and all other intellectual property, utilized in, related to or arising from the Business, together with pending applications for any of the foregoing, including without limitation those interests set forth in Schedule 1.1 (the "**Intellectual Property**").

(c) All available books and records held for use in the conduct of the Business and relating to the other Assets hereunder, other than the minute books, stock transfer journals, tax returns and corporate seal of Seller (the "**Business Books and Records**");

(d) All customer lists, customer files, customer accounts, lists of registered buyers and sellers of real estate and registered agents, historical purchase and sales records, technical information, advertising and promotional materials and data and other records relating to the Business or the Assets;

(e) All rights of Seller under any warranty or guarantee relating to the Assets;

(f) All goodwill and other general intangibles of Seller related to the Business; and

(g) Any and all other rights, claims and property (tangible and intangible) of Seller pertaining to or related to the ownership, use, operation or maintenance of the Business and not expressly described, listed or referred to herein.

ARTICLE 2
NO ASSUMPTION OF LIABILITIES

Purchaser shall not assume or be obligated under, or become liable for, any debt, liability, contract, or obligation whatsoever of Seller, including, without limitation, any employment obligations, wage or salary payment obligations, obligations arising under any pension, profit sharing, deferred compensation, severance, welfare, sick leave, accrued or earned vacation, wage or other employee benefit plan, procedure, policy or practice of Seller (collectively, "**Seller Employment Obligations**"), regardless of whether such plan, procedure, policy or practice is disclosed in this Agreement. Seller will further comply with all applicable state, federal or local employee notification laws and rules.

Seller shall be responsible for all debts, liabilities, contracts and obligations of Seller before, on, and after the Closing Date.

ARTICLE 3
PURCHASE PRICE; CLOSING

3.1 Purchase Price. In consideration for Seller's transfer of the Assets, and subject to the terms and conditions herein, Purchaser shall issue and deliver to Seller on the Closing Date an aggregate of 7,102,500 shares of Purchaser's common stock, par value $0.001 per share (the "**Consideration Shares**"), and $150,000 (the "**Cash Consideration**"). The Consideration Shares and the Cash Consideration shall be referred to herein as the "**Purchase Price.**"

3.2 Allocation of the Purchase Price. The parties agree that the allocation of the Purchase Price shall be determined by Purchaser in its sole discretion, and that each party will report such allocation to the Internal Revenue Service for tax purposes on Form 8594; provided that such allocation shall comply with Section 1060 of the Internal Revenue Code of 1986, as amended (the "**Code**"), and the rules and regulations promulgated thereunder.

3.3 Closing. The closing of the transactions contemplated by this Agreement (the "**Closing**") shall take place on June ___, 2009 (the "**Closing Date**"), or at such other time or date, and at such other place, as may be agreed by the parties hereto, via facsimile, telephone, mail, email or other acceptable means of communication and delivery, by the duly authorized representatives of the parties, at the offices of Purchaser's legal counsel, Maslon Edelman Borman & Brand, LLP, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota, or at such other place or in such other manner as mutually agreed to by the parties. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

3.4 Closing Deliveries. On the Closing Date, the parties shall execute and deliver the following documents, as applicable (all such documents, together with this Agreement, are collectively referred to hereinafter as the "**Transaction Documents**"):

(a) a Bill of Sale and General Assignment, in the form attached as Exhibit A hereto;

(b) an Assignment of Intellectual Property, in the form attached as Exhibit B hereto;

(c) a Noncompetition Agreement, in the form attached as Exhibit C hereto, executed by Joseph J. Fox and Avi Fox;

(d) Seller shall deliver an Iggys House Lock-Up Agreement, in the form attached as Exhibit D hereto, executed by Seller;

(e) Purchaser shall deliver a Webdigs Lock-Up Agreement, in the form attached as Exhibit E hereto, executed by Robert A. Buntz, Jr., Thomas Meckey, Jesse Olson and Edward Wicker;

(f) a UCC termination statement or other settlement of debt, in a form acceptable to Purchaser in its sole discretion (the "**Termination Statements**"), terminating any Liens (as defined in Section 4.3) upon the Assets;

(g) such other documents required by Purchaser in its sole discretion to effect the transactions contemplated by the Transaction Documents (the "**Contemplated Transactions**");

(h) Seller shall deliver a certificate of its Chief Executive Officer, dated as of the Closing Date, in which such officer shall certify that the conditions set forth in Sections 7.1(b), 7.1(c) and 7.1(j) have been fulfilled; and

(i) Purchaser and Seller shall each deliver a certificate of an authorized officer attaching (i) the certificate of incorporation certified by the appropriate state authorities, (ii) a true and correct copy of the corporation's bylaws, as amended, (iii) resolutions of the corporation's board of directors and shareholders, if necessary, authorizing the execution and delivery of the Transaction Documents and the entering into and performance of the Contemplated Transactions.

All or a portion of the documents required by this Section 3.4 may be waived by Purchaser or Seller only in writing with respect to the other party's delivery obligations.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser the following as of the Effective Date and on the Closing Date, and that Seller shall perform all covenants set forth herein:

4.1 Organization. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and has the corporate power to own or lease its properties.

4.2 Authority Relative to this Agreement. The execution, delivery and performance of the Transaction Documents by Seller, including without limitation the sale, conveyance, transfer and delivery of the Assets and other Contemplated Transactions: (a) have been duly and effectively authorized by Seller's board of directors; and (b) have been authorized and approved by Seller's shareholders. The Transaction Documents are, or when delivered will be, legally valid and binding obligations of Seller, enforceable in accordance with their respective terms.

4.3 Conflicting Agreements, Governmental Consents. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of Contemplated Transactions will not (with or without notice or lapse of time) (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, or result in the creation of any security interest, mortgage, pledge, lien, charge, encumbrance, right of way, easement or adverse claim of any kind or nature (collectively, "**Liens**") on any of the Assets pursuant to any award of any arbitrator, or any indenture, contract or agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which the Seller or any of the Assets is subject, or (b) require any filing or registration with, or any

consent or approval of, any federal, state or local governmental agency or authority, or (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Assets is subject (or result in the imposition of any security interest upon any of such Assets).

4.4 Consents. Except for the Termination Statements and the approval by Seller's shareholders, there are no consents, approvals or other authorizations of, orders or notifications of, registrations, declarations or filings with, any third party which are required in connection with the valid execution, delivery or performance of this Agreement or the consummation of the Contemplated Transactions by Seller.

4.5 Restrictive Covenants. Seller is not party to, nor are the Assets bound or affected by, any agreement or covenant limiting the freedom of Seller to compete in the Business or which adversely affects the business practices, operations or conditions of the Business or the continued operation of the Business or use by Purchaser of the Assets after the Closing Date.

4.6 Actions, Suits, Proceedings. Seller has not received notice, formally or otherwise, of any judgments, orders, decrees, stipulations, settlement agreements, Liens or injunctions, relating in any way to the Assets, which have not been wholly and completely settled, complied with and discharged. Purchaser will not be responsible for the resolution of any actions, suits or proceeding pending or, to the knowledge of Seller, threatened against Seller or any of the Assets.

4.7 No Violations. Seller is not in violation of any foreign, federal, state, local or other laws, statutes, constitutions, resolutions, ordinances, codes, edicts, decrees, orders, writs, injunctions, awards, judgments, rules, regulations, rulings or requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity, and, to the knowledge of Seller, there are no requests, claims, notices, investigations, demands, administrative proceedings, hearings or other governmental claims against Seller alleging the existence of any such violation.

4.8 Title to Assets; Absence of Encumbrances; Condition of Assets. Seller owns and has good and marketable title to all of the Assets, free and clear of any and all liabilities or Liens (other than Liens to be released on or prior to the Closing Date pursuant to the Termination Statements). The delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in Purchaser, free and clear of any and all liabilities or Liens. None of the Assets are impaired, and all of the Assets have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

4.9 Intellectual Property Rights. All Intellectual Property included in the Assets are solely registered in the name of Seller, of which Seller has all right, title and interest, and have not been licensed or otherwise been made available by Seller for use by others. All such registered intellectual property rights are in full force and effect. Seller did not and does not license from others the right to use any industrial or intellectual property rights in the Business. Seller owns or possesses, is licensed under, or otherwise has lawful access to, all copyrights, patents, trademarks, service marks, trade names, master works, logos, trade secrets, designs, and other intellectual property (or applications therefor) necessary for the lawful conduct of the Business as previously conducted, without any infringement of or conflict with the industrial or intellectual property rights of others. There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against Seller relating to or arising from the Intellectual Property in any court or before any federal, state, or municipal or other governmental agency or before any other private or public tribunal or quasi tribunal. There has been no unauthorized use or disclosure or

misappropriation of any of its intellectual properties, and Seller has taken reasonable steps to protect against the unauthorized use or disclosure of the Intellectual Property. Seller has no reason to believe that (i) any of the Intellectual Property is invalid or unenforceable (whether due to the existence of prior art, inequitable conduct such as fraud or misuse, prior use or creation, or otherwise), (ii) any payments to governmental agencies required to maintain the effectiveness of any of such registered Intellectual Property have not been timely paid, or (iii) any of such pending applications will be denied or will be restricted or conditioned or any prior art exists which would cause such denial, restriction or condition.

4.10 Trade Payables. Seller shall be solely responsible for all outstanding trade payables relating to the Business existing or arising prior to, on or after Closing.

4.11 Licenses and Permits. There are no licenses or permits that will be transferred in connection with this Agreement.

4.12 Labor and Employment Agreements. All accrued obligations of Seller, whether arising by operation of law, contract or past custom for unemployment compensation benefits, pension benefits, salaries, bonuses, sick leave, severance, vacation and other forms of compensation or benefits payable to the officers, directors and/or other employees of Seller, or to trusts or other funds or to any governmental agency, in respect of the services rendered by any such individuals prior to the date hereof, have been paid or will be paid by Seller. No trade union, council of trade unions, affiliated bargaining agency or employee bargaining agency has bargaining rights for any of Seller's employees working in the Business pursuant to the provisions of all applicable laws, rules or regulations relating to the employment of labor.

4.13 Employee Benefit Matters.

(a) After the Closing, Seller warrants that Purchaser shall not have any responsibility or liability under any:

(i) employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (**"ERISA"**), maintained or contributed to by Seller or any subsidiary for any of its employees, former employees or directors (or their respective beneficiaries), including without limitation any group insurance or self-insured health plan, severance pay plan, non-qualified deferred compensation plan or retirement plan intended to be qualified under Code Section 401(a) (collectively, the **"ERISA Plans"**);

(ii) trust fund maintained by Seller or any subsidiary in connection with any such ERISA Plan;

(iii) "cafeteria plan" (**"125 Plan"**) governed by Code Section 125; or

(iv) other plan providing compensation, benefits or perquisites to any employees, former employees or directors (or their respective beneficiaries) of Seller or any subsidiary, including without limitation any incentive, bonus, stock option, restricted stock, vacation pay or sick pay plan.

4.14 Taxes. Seller has paid and will pay prior to delinquency all taxes, interest, penalties, governmental charges, duties, fees and fines imposed by the United States, foreign counties, states, counties, municipalities, subdivisions and other governmental entities and taxing authorities, the nonpayment of which would result in any Lien on any of Seller's assets or the Assets prior to, on or after the Closing Date. No claims for additional taxes have been asserted against Seller and no audits are pending with respect to any tax liabilities of Seller.

4.15 Investment Purpose; Access to Information.

(a) Contemporaneously with Closing, Seller is transferring an aggregate of 825,000 shares of Purchaser's common stock received as Consideration Shares to one or more accredited investors participating in the Private Placement (as defined in Section 7.1(d)) as an inducement for such investor to participate in the Private Placement.

(b) Except for the shares being transferred as contemplated under paragraph (a) above, Seller (i) is acquiring the Consideration Shares for its own account for investment purposes only and not with a view toward, or for resale in connection with, the public sale or distribution thereof, (ii) does not have any present intention of distributing or selling the Consideration Shares, and (iii) has no present or contemplated agreement, undertaking, or arrangement providing for the disposition of the Consideration Shares.

(c) Seller understands and agrees that it may not offer, sell, transfer, pledge, hypothecate or otherwise dispose of any of the Consideration Shares unless such Consideration Shares are registered under the Securities Act of 1933 or an exemption from such registration is available. Restrictive legends shall be placed on all certificates representing the Consideration Shares, substantially as follows:

> "NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS (SUCH FEDERAL AND STATE LAWS, THE "SECURITIES LAWS") OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.

(d) Seller and its advisors, if any, have been furnished with or have been given access to all publicly available materials relating to the business, finances and operations of the Purchaser and have been afforded the opportunity to ask questions of Purchaser and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, Seller has also had the opportunity to obtain and to review Purchaser's filings with the United States Securities and Exchange Commission.

(e) Seller understands that its investment in the Consideration Shares involves a high degree of risk.

(f) Seller hereby represents that, in connection with its acquisition of the Consideration Shares, it has not relied on any statement or representation by Purchaser or its officers, directors and employees or any of its attorneys or agents, except as specifically set forth herein.

(g) Seller understands that the Consideration Shares are being issued in reliance on specific exemptions from the registration requirements of federal and state securities laws and

that Purchaser is relying upon the truth and accuracy of, and Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions.

4.16 Undisclosed Liabilities. The Business has no liability or obligation of any nature or kind whatsoever, liquidated or unliquidated, absolute, accrued, contingent or otherwise, and whether due or to become due (and Seller does not have knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability).

4.17 Brokers and Finders. Purchaser and Seller have engaged Northland Securities, Inc. in connection with the Contemplated Transactions. Northland Securities, Inc. is not entitled to any compensation other than as specifically set forth in Section 7.1(d).

4.18 Disclosure. The representations and warranties contained in this Article 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.

Neither the representations and warranties of Seller contained in this Agreement, nor the indemnification obligations of Seller set forth in Section 8.1 hereof, shall be affected by (a) any due diligence or other investigation conducted by Purchaser or its agents, (b) any knowledge on the part of Purchaser or its agents of any circumstances resulting from such investigation or otherwise, including without limitation Purchaser's (or it agents') knowledge that a representation or warranty of Seller is or might be untrue when made or become untrue on or prior to the Closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the Effective Date as follows:

5.1 Organization. Purchaser is a corporation duly incorporated and existing and in good standing under the laws of the State of Delaware and has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

5.2 Corporate Authority. The execution and delivery of the Transaction Documents, and the consummation of Contemplated Transactions have been duly authorized by all necessary corporate action and will not violate or conflict with any agreement or order by which Purchaser is bound. The Transaction Documents are, or when delivered will be, legally, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms.

ARTICLE 6
NONCOMPETE AND OTHER COVENANTS

6.1 Noncompetition. The Seller will not, without the prior written consent of Purchaser (which Purchaser may withhold with or without reason), for the period commencing on the Closing Date and ending two years from the Closing Date (the "**Noncompete Period**"), engage or be interested, directly or indirectly, whether alone or together with or on behalf of or through any other person, firm, association, trust, venture or corporation whether as partner, owner, stockholder, agent, officer, director, manager, employee, technical adviser, lender, trustee, beneficiary, or otherwise, in any phase of the "Restricted Business" (as hereinafter defined) in the "Restricted Area" (as hereinafter defined).

6.2 Nonsolicitation. During the Noncompete Period, Seller will not, for itself or any other person or entity, employ or otherwise engage, or offer to employ or otherwise engage, or solicit any person who has been an employee, sales representative or agent of Seller or Purchaser at any time within the one-year period prior to the date hereof or during the term of the Noncompete Period (the **"Nonsolicitation Time Period"**), nor during the Noncompete Period will Seller contact or solicit any Restricted Business (as defined herein) from any person or entity that has been or is a customer or client of Seller or Purchaser at any time during the Nonsolicitation Time Period.

6.3 Restricted Business. The term **"Restricted Business"** means any business any part of which consists of the provision of real estate services, and any business of any kind in whole or in part similar or related to the foregoing, the Business or the business of Purchaser.

6.4 Restricted Area. The term **"Restricted Area"** means the geographic areas of the United States of America, Canada, their respective territories and possessions and any other geographic area in which Seller or Purchaser has provided services in the prior 24 months from the Closing Date.

6.5 Engage or Be Interested, Directly or Indirectly. The term "engage or be interested, directly or indirectly," as used herein, shall include giving advice or technical or financial assistance, by loan, guarantees, stock transactions or in any other manner to any person, firm, association, trust, venture or corporation doing or proposing to undertake such "Restricted Business" in the area covered by this Agreement, *provided, however*, that passive ownership of five percent or less of the outstanding capital stock or interest of any entity involved in the Restricted Business shall be permitted hereunder.

6.6 Severability. In the event that said covenant not to compete is considered by a court of competent jurisdiction to be excessive in its duration or in the area to which it applies, it shall be considered modified and valid for such duration and for such area as said court may determine reasonable under the circumstances.

6.7 Injunctive Relief. In recognition of the irreparable harm that a violation of said covenant or any other covenant set forth in this Agreement would cause to Purchaser, Seller agrees that Purchaser shall have the right to enforce the covenants set forth in Sections 6.1 and 6.2 by specific remedies, which shall include, among other things, temporary restraining orders and temporary and permanent injunctions. In the event of any such violation, Seller agrees to pay the reasonable attorneys' fees incurred by Purchaser in pursuing any of its rights with respect to such violation or violations in addition to the actual damages sustained by Purchaser as a result thereof.

6.8 Extension for Breach. The duration of the foregoing covenant shall be extended beyond the time period set forth herein for a period equal to the duration of any breach or default of such covenant by Seller.

6.9 Confidential Information. Seller acknowledges that it has, will or may have access to and become informed of Confidential Information which is a competitive asset of Purchaser. As used herein, **"Confidential Information"** shall mean information that is proprietary to Purchaser or the Restricted Business or proprietary to others and entrusted to Purchaser (which includes, without limitation, information of Seller purchased under this Agreement), whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted by Purchaser and to its past, current or anticipated business (including without limitation information relating to the Restricted Business). Confidential Information also includes, without limitation, customer lists and information concerning purchasing, accounting, marketing, selling, products and services of Purchaser, and shall further include the same aforementioned Confidential Information with respect to the assets purchased by Purchaser pursuant to the Agreement.

Seller agrees that it will keep all Confidential Information in strict confidence and to never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information.

6.10 Name Change. At Purchaser's request, Seller will at its own expense prepare and file appropriate documents to change its name from "Iggys House, Inc." to a name which is not confusingly similar to Iggys House, BuySideRealty or BuySideMortgage (and prepare and file such other documents as may be necessary for filing in jurisdictions in which Seller has qualified to transact business as a foreign corporation) to facilitate the adoption of such name and all names derived therefrom by Purchaser.

6.11 Covenant Not to Dissolve. From the Effective Date through the date Purchaser files its Annual Report on Form 10-K for the year ended October 31, 2009 (the "10-K Filing Date"), Seller shall not, without Purchaser's written consent, take any action to voluntary or support an involuntary dissolution or liquidation of Seller's corporate existence or remaining assets, including any dissolution ordered or effected by an administrative or judicial body. Until the 10-K Filing Date, Seller shall provide Purchaser at least 30 days' written notice prior to any distribution of assets, including, without limitation, the Consideration Shares, to its shareholders or any third party. In no case will the written notice requirement extend past the 10-K Filing Date.

6.12 Notice of Changes. Seller covenants and agrees that, between the Effective Date and the Closing, it shall promptly advise Purchaser in writing of: (a) any event occurring after the date hereof that would render any representation, warranty of Seller contained in this Agreement, if made on or as of the date of such event or the Closing, untrue or inaccurate; (b) any breach of any covenant or obligation of Seller pursuant to this Agreement; and (c) any material adverse change in the Assets.

6.13 Necessary Consents. Seller covenants and agrees that, between the Effective Date and the Closing, it shall use its best efforts to promptly obtain such written consents, waivers and approvals from third parties and governmental entities necessary to effect the sale, assignment, transfer, conveyance and delivery to Purchaser of good and marketable title to all of the Assets free and clear of all Liens, including, without limitation, the Termination Statements.

ARTICLE 7
CONDITIONS TO CLOSE; TERMINATION

7.1 Conditions to Purchaser's Obligations. Purchaser's obligations to consummate the purchase of the Assets and the other Contemplated Transactions shall be subject to the satisfaction and fulfillment, on and as of the Closing, of each of the following conditions (any of which may be waived by Purchaser but only in a writing signed by Purchaser):

(a) Delivery of Transaction Documents. Delivery by Seller of such Transaction Documents required to be delivered by Seller pursuant to Section 3.4 hereof.

(b) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct, as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), and at the Closing Purchaser shall have received a certificate to such effect executed by Seller's Chief Executive Officer.

(c) Covenants. Seller shall have complied with and fully performed all of its covenants and obligations pursuant to this Agreement on or before the Closing (to the extent that such covenants and obligations require compliance with and performance by Seller on or before

the Closing), and at the Closing Purchaser shall have received a certificate to such effect executed by Seller's Chief Executive Officer.

(d) Simultaneous Close of Private Placement. Purchaser shall have completed a private placement of at least 375,000 shares of Webdigs, Inc. common stock at a purchase price of $0.40 per share (the "**Private Placement**"). At Closing, Purchaser will issue 160,000 shares of its common stock, par value $.001 per share, to Northland Securities, Inc. (or its designee) in consideration of its services as a placement agent in the Private Placement and as an investment banker with respect to the Contemplated Transactions.

(e) No Restraints; No Litigation. No governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making all or any of the Contemplated Transactions illegal or otherwise prohibiting the consummation thereof. No litigation or proceeding shall be threatened or pending that could be reasonably expected to affect the Assets or prevent the Contemplated Transactions.

(f) Undisclosed Information. Purchaser shall not have discovered any fact or circumstance existing as of the Effective Date or arising on or after the Effective Date which had or has not been disclosed to Purchaser regarding the Assets, properties or condition (financial or otherwise) of Seller which is, individually or in the aggregate with other such facts and circumstances, likely to have a material adverse effect on the Assets.

(g) Requisite Approvals. The Agreement and each of the Transaction Documents shall have been approved and adopted, and the Contemplated Transactions shall have been approved, by the requisite vote of the Seller's shareholders in accordance with Seller's certificate of incorporation and bylaws, each as currently in effect, and all applicable laws, and at the Closing Purchaser shall have received a certificate to such effect executed by Seller's Chief Executive Officer.

7.2 Conditions to Seller's Obligations. Seller's obligations to consummate the sale, assignment, transfer, conveyance and delivery of the Assets to Purchaser and the other Contemplated Transactions shall be subject to the satisfaction and fulfillment, on and as of the Closing, of each of the following conditions (any of which may be waived by Seller but only in a writing signed by Seller):

(a) Delivery of Transaction Documents. Delivery by Purchaser of such Transaction Documents required to be delivered by Purchaser pursuant to Section 3.4 hereof.

(b) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct, as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates).

(c) Covenants. Purchaser shall have complied with and fully performed all of its covenants and obligations pursuant to this Agreement on or before the Closing (to the extent that such covenants and obligations require compliance with and performance by Purchaser on or before the Closing).

(d) No Restraints. No governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of

making all or any of the Contemplated Transactions illegal or otherwise prohibiting the consummation thereof.

7.3 Termination. This Agreement may be terminated at any time prior to the Closing as follows: (a) by the mutual written agreement of all parties hereto; (b) by the Seller or Purchaser, respectively, if, prior to the Closing, any condition set forth herein for the benefit of Seller or Purchaser, respectively, and that cannot be cured, shall not have been timely met or waived by the other party; or (c) by either Seller or Purchaser if the Closing has not occurred on or prior to June 30, 2009, for any reason other than the delay or nonperformance of the party or parties seeking such termination. Termination of this Agreement pursuant to this Article 7 shall terminate all obligations of the parties hereunder (except for Section 6.8 and Article 9), and such termination shall not constitute a waiver of any rights (including rights to indemnification under Article 8) of any agreement or covenant in this Agreement occurring prior to such termination.

ARTICLE 8
INDEMNIFICATION

8.1 Indemnification By Seller. Seller shall indemnify and hold harmless Purchaser and its owners, directors, officers, employees, agents, consultants, representatives, affiliates, successors, transferees and assigns (individually a **"Purchaser Indemnified Party"**; and collectively the **"Purchaser's Indemnified Parties"**), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, costs of investigation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by Purchaser's Indemnified Parties (**"Purchaser Losses"**), in connection with, arising out of or as a result of the following: (a) any breach of Seller's representations, warranties, covenants or agreements in this Agreement or any other document or instrument delivered by the Seller to Purchaser in connection with this Agreement; (b) the ownership or use of the Assets and operation of the Business prior to Closing; and (c) any liabilities and obligations of Seller of any nature whatsoever.

8.2 Indemnification By Purchaser. Purchaser shall indemnify and hold harmless Seller and its directors, officers, employees, agents, consultants, representatives, affiliates, successors, transferees and assigns (individually a **"Seller Indemnified Party"**; and collectively the **"Seller's Indemnified Parties"**), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by Seller's Indemnified Parties (**"Seller Losses"**), in connection with, arising out of or as a result of the following: (a) any breach of Purchaser's representations, warranties, covenants or agreement in this Agreement or any other document or instrument delivered by Purchaser to Seller in connection with this Agreement; (b) the ownership or use of the Assets and operation of the Business after the Closing; and (c) any liabilities and obligations of Purchaser of any nature whatsoever.

8.3 Direct Claim. Any direct claim for indemnification which does not involve a third party as contemplated in Section 8.4 below (a **"Claim"**) shall be made in writing to the indemnifying party by the indemnified party. Within 30 days of receipt of the written notice of the Claim, the indemnifying party shall either pay the indemnified party the amount of the Claim or provide written objection to the payment of the Claim. If the indemnifying party objects to such Claim within the 30-day time period set forth herein, such dispute shall be resolved in accordance with Section 9.6 hereof.

8.4 Third-Party Claims. In the event that any third-party claim or claims arise for which indemnification may be provided under this Agreement, the parties entitled to indemnification shall promptly deliver to the indemnifying party the original or a true copy of any written demand or statement of claim delivered to the indemnified party or any summons or process issued in any proceeding to assert or enforce any claim which is served upon the indemnified party.

8.5 Non-Waiver, Non-Exclusive Remedy. Failure of an indemnified party to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. The indemnification provisions contained in this Article 8 shall survive the Closing Date for a period of three years and are in addition to, and not in derogation of, any statutory, common law or equitable rights or remedies any party may have for breach of any representation, warranty, covenant or agreement.

ARTICLE 9
MISCELLANEOUS

9.1 Bulk Transfer Law. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction. Seller shall indemnify Purchaser and its officers, directors, employees, agents and affiliates in respect of, and hold each of them harmless from and against, any and all claims, liabilities, costs, or losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of any of the parties hereto to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

9.2 Assignment. Seller cannot assign its rights in this Agreement without the prior written consent of Purchaser. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns, and no person, firm or corporation other than the parties, their successors and assigns, shall acquire or have any rights under or by virtue of this Agreement.

9.3 Covenant of Further Assistance. Notwithstanding any provision herein to the contrary, without further consideration, Seller shall execute and deliver to Purchaser such further instruments of sale, transfer, conveyance, assignment and confirmation, as shall be helpful, necessary, and/or appropriate to effectuate the terms of this Agreement, including the transfer of the Assets, regardless of whether or not such documents are prepared as of the Closing Date. With regard thereto, Seller hereby constitute and appoint Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Purchaser, but on behalf of the benefit of Purchaser, to take such further action as shall be necessary, helpful, and/or appropriate to effectuate the terms and provisions of this Agreement and to consummate the Contemplated Transactions.

9.4 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained in this Agreement and all other obligations by their terms require or may require action after the Closing Date (including but not limited to the obligations contained in Article 6 and Article 8 of this Agreement), and all other representations, warranties and covenants of Purchaser and Seller contained in the documents and instruments executed in connection with the consummation of the Contemplated Transactions, shall forever survive the execution and delivery of this Agreement, the Closing and the consummation of the Contemplated Transactions.

9.5 Entire Agreement. This Agreement, including the exhibits and schedules attached to this Agreement and the other agreements contemplated herein or hereby, constitute the entire agreement and understanding between Seller and Purchaser with respect to the sale and purchase of the Assets and the

other Contemplated Transactions. All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Assets and the other Contemplated Transactions are superseded by the terms of this Agreement.

9.6 Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota, without regard to its choice of law provisions, as though all acts and omissions related to this Agreement occurred in the State of Minnesota. The parties will, to the greatest extent possible, endeavor to resolve any disputes relating to the Agreement through amicable negotiations with escalation to the top executives of each party. Except as otherwise specifically provided herein, failing such amicable settlement, any controversy, claim, or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the "**Arbitration Tribunal**") which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association ("**AAA**"); however, the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten (10) years of corporate or commercial law experience from a law firm with at least 10 attorneys and at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, either party may request any court in Minneapolis, Minnesota to appoint an arbitrator which appointment will be final. The arbitration will be held in Minneapolis, Minnesota. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within sixty (60) days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four (4) days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys' fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, claims for injunctive relief, other pre-judgment remedies, and claims for the Seller's failure to fulfill their obligations under this Agreement may be brought in a state or federal court located in Minneapolis, Minnesota. Each party hereby consents to service of process by registered mail, return receipt requested, at such party's address set forth in this Agreement (as modified by written notice of a party from time to time) and expressly waives the benefit of any contrary provision of law.

9.7 Forum. Subject to Section 9.6, any and all actions or proceedings seeking to enforce any provision of, or based upon any right arising out of, this Agreement may only be brought against a party in either the United States District Court for the District of Minnesota or the State of Minnesota Fourth Judicial District, and each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world in any manner authorized by law. The parties agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.8 Severability. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or

unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.

9.9 Taxes and Fees. Seller shall be responsible for and shall pay all sales, transfer or similar taxes or governmental charges, if any, and all deed taxes and recording fees with respect to the sale and purchase of the Assets, whether levied against the Assets, Seller or Purchaser.

9.10 Expenses. The parties shall bear their own expenses arising under and relating to this Agreement and the Contemplated Transactions, including but not limited to legal fees and other professional advisor fees.

9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original.

9.12 Notices. All notices, consents and other communications pertaining to or required by this Agreement shall be in writing and shall be signed by an authorized representative, and will be deemed to have been duly given when delivered personally, or one business day after being sent by overnight courier or by facsimile (confirmed receipt, and provided an original copy follows any such facsimile in a timely manner), or three business days after being sent postage prepaid by certified or registered mail, return request requested, to the addresses and indicated contacts set forth in this Section. Either party may change the address and indicated contact by notice in writing given to the other party.

If to Purchaser:	Webdigs, Inc. 3433 Broadway Street NE, Suite 501 Minneapolis, MN 55413 Attn: Robert A. Buntz Facsimile: (866) 397-8103
with a copy to:	Maslon Edelman Borman & Brand, LLP 90 South Seventh Street, Suite 3300 Minneapolis, MN 55402-4140 Attn: Ranga Nutakki, Esq. Facsimile: (612) 642-8311
If to Seller:	Iggys House, Inc. 3149 Dundee Rd., #150 Northbrook, Illinois 60062 Attn: Joseph J. Fox Facsimile: (847) 763-8208

9.13 Knowledge Convention. Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to Seller's or Purchaser's knowledge" or "to the best of Seller's or Purchaser's knowledge" or words of similar intent or effect of any party or its representative, such statement shall be deemed to be made to the best knowledge of the party and, to the extent applicable, its directors and senior management and shall be deemed to include a representation that a reasonable investigation of the subject matter thereof has been conducted.

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PURCHASER:

WEBDIGS, INC.

By ______________________
Robert A. Buntz, Jr.
Chief Executive Officer and President

SELLER:

IGGYS HOUSE, INC.

By ______________________
Its ______________________

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PURCHASER:

WEBDIGS, INC.

By ______________________________
Robert A. Buntz, Jr.
Chief Executive Officer and President

SELLER:

IGGYS HOUSE, INC.

By ______________________________
Its CEO